Exhibit 99.1

Annapolis Bancorp Announces First Quarter Results

ANNAPOLIS, Md.--(BUSINESS WIRE)--May 12, 2009--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced a net loss of $450,000 for the first quarter of 2009. The net loss available to common shareholders after accruing for preferred stock dividends was $532,000 ($0.14 per basic and diluted common share) compared to net income available to common shareholders of $525,000 ($0.13 per basic and diluted common share) for the first quarter of 2008.

Results for the quarter ended March 31, 2009 included a provision for credit losses of $1.2 million compared to a provision for credit losses of $0.1 million in the first quarter of last year. “Higher provision expense in the first quarter reflects rising levels of delinquent and nonperforming loans in the Bank’s portfolio, as borrowers continue to encounter unfavorable economic conditions,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “With the economy in recession, unemployment rising, businesses in distress, and persistent uncertainty in the real estate market, the Bank continues to vigilantly monitor and manage its credit quality, regularly adjusting internal risk ratings on loans and establishing specific reserves when appropriate.”

After provision expense of $1.2 million and net charge-offs of $172,000 in the first quarter, the Company’s allowance for credit losses rose to $5,159,000 (1.91% of total gross loans) at March 31, 2009 from $4,123,000 (1.54% of total gross loans) at December 31, 2008.

Nonperforming assets at March 31, 2009 amounted to $11.7 million or 4.32% of total gross loans compared to $6.5 million or 2.42% of total gross loans at December 31, 2008. The allowance for credit losses provided 44% coverage of nonperforming assets at March 31, 2009 compared to 64% coverage at year-end 2008. Nonperforming assets at quarter-end were comprised of $8.6 million in nonaccrual loans, $2.8 million in loans over 90 days past due but still accruing, and $0.3 million in other assets.

Total assets grew by $74.7 million or 18.9% in the first quarter to $469.6 million. In January, the Bank launched a successful promotional campaign to raise core deposits through its high-yield Superior Savings product. By March 31st, 1,100 new accounts were opened generating $67.5 million in new savings deposits. Total savings account balances increased by $68.6 million or 74.0% in the first quarter.

“The Superior Savings campaign and the resulting influx of deposits is the first step in fulfilling our commitment to help stimulate the local economy,” said Lerner. “When the economy rebounds and loan demand returns, we will be well-positioned to support the recovery by transforming these deposits into loans to local consumers and businesses.”

As previously disclosed, Annapolis Bancorp, Inc. chose to participate in the U.S. Treasury’s TARP Capital Purchase Program, and in January of this year sold $8.152 million in fixed-rate cumulative preferred stock to the federal government along with a warrant to purchase 299,706 shares of the Company’s common stock at an exercise price of $4.08 per share. This new capital, offset in part by a net loss for the quarter, boosted total stockholders’ equity to $34.4 million at March 31, 2009, an increase of $7.5 million or 28.2% since year-end 2008. Book value per common share at the end of the first quarter was $6.80.

The capital generated by the sale of preferred stock to the U.S. Treasury qualifies as Tier 1 capital and further strengthened the Company’s core capital reserves. At March 31, 2009, Annapolis Bancorp, Inc. met all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 13.4%, a total capital ratio of 14.7%, and a Tier 1 leverage ratio of 9.3%. To be considered “well-capitalized” under federal guidelines, a bank holding company must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, and a Tier 1 leverage ratio of at least 5%.

Total gross loans grew by just $2.5 million or 0.9% in the first quarter, so much of the liquidity generated by the Superior Savings campaign was invested short-term in federal funds sold, which increased by $22.9 million or 96.6% since December 31, 2008, and in interest-bearing balances with other banks, which grew to $21.0 million at March 31, 2009 from $1.0 million at year-end 2008.

Investment securities also experienced substantial growth in the first quarter, increasing by a net of $24.0 million or 28.7% after accounting for new purchases, repayments, calls and maturities in the portfolio. Overall, total cash and investments jumped by $72.5 million or 64.3% in the three months ended March 31, 2009.

Average interest earning assets in the first quarter of 2009 increased by $51.5 million or 14.7% compared to the same period last year, but the yield on interest earning assets fell to 5.03% from 6.47% in the first three months of 2008. The yield on federal funds sold dropped to 0.21% from 2.96% as the Federal Reserve established a target range of 0% to 0.25% for this key rate in late 2008. The resulting drop in short-term interest rates and the increased volume of nonaccrual loans caused the Company’s yield on loans to decline to 5.91% in the first quarter compared to 7.29% in the same period last year. Total interest income for the quarter decreased year-over-year by $649,000 or 11.5%.

Compared to the first quarter of last year, total interest expense decreased by $448,000 or 17.9% in the three months just ended, despite growth in average interest-bearing liabilities of $48.4 million or 15.9%. The Company’s overall cost of interest-bearing liabilities declined to 2.37% from 3.32% in the first quarter of 2008. The impact of significantly lower market deposit rates was blunted by a shift in the Company’s deposit mix toward the higher-yielding Superior Savings Account, which offered an above-market introductory promotional rate for new deposits throughout much of the first quarter.

Net interest income for the quarter ended March 31, 2009 declined by $201,000 or 6.4% compared to the same period in 2008. The Company’s net interest margin contracted to 2.95% from 3.59% in the first quarter of last year due to a narrowing of its interest rate spread, higher levels of nonaccrual loans, and the initial, short-term negative spread earned on new Superior Savings balances.

Noninterest income rose modestly in the first quarter to $450,000 from $434,000 in the comparable period due to a rebound in mortgage banking activity.

Noninterest expense increased by $265,000 or 10.1% in the first three months of 2009 compared to the same period last year, as compensation, benefit, and occupancy expense rose to reflect the addition of a new branch in December of 2008. The Company also incurred higher FDIC deposit insurance premiums as well as increased professional, consulting and other costs associated with the collection of delinquent loans and the management of nonperforming assets.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of March 31, 2009 and December 31, 2008
($000)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$9,924	$4,346
Interest bearing deposits with banks	21,002	1,000
Federal funds sold	46,718	23,768
Investment securities, available for sale	107,677	83,685
Loans, net of allowance	263,994	263,749
Loans held for sale	1,565	344
Accrued interest receivable	1,805	1,768
Deferred income taxes	2,263	1,747
Premises and equipment	9,568	9,651
Investment in bank owned life insurance	4,121	4,085
Other assets	1,013	773
Total Assets	$469,650	$394,916

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$36,018	$39,065
Interest bearing	332,809	261,562
Total deposits	368,827	300,627
Securities under agreements to repurchase	14,296	12,639
Long term borrowings	40,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	7,166	9,836
Total Liabilities	435,289	368,102

Stockholders' Equity
Preferred stock, net	7,918	-
Common stock	39	38
Warrants to purchase common stock	234	-
Paid in capital	11,348	11,299
Retained Earnings	14,985	15,517
Comprehensive income	(163)	(40)
Total Equity	34,361	26,814
Total Liabilities and Equity	$469,650	$394,916

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three Month Periods Ended March 31, 2009 and 2008
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008

Interest Income
Loans	$3,927	$4,457
Investments	1,030	965
Interest bearing balances with banks	7	107
Federal funds sold	22	106
Total interest income	4,986	5,635

Interest expense
Deposits	1,674	2,046
Securities sold under agreements to repurchase	24	96
Borrowed funds	306	268
Junior debentures	57	99
Total interest expense	2,061	2,509
Net interest income	2,925	3,126

Provision for credit losses	1,208	121

Net interest income after provision	1,717	3,005

Noninterest Income
Service charges	280	293
Mortgage banking	19	18
Other fee income	140	123
Gain on sale of loans	16	-
Loss on sale of repossessed assets	(5)	-
Total noninterest income	450	434

Noninterest Expense
Personnel	1,625	1,554
Occupancy and Equipment	388	319
Data processing expense	216	203
Professional Fees	123	111
Marketing expense	108	97
Other operating expense	425	336
Total noninterest expense	2,885	2,620

(Loss) Income before taxes	(718)	819
Income tax (benefit) expense	(268)	294
Net (loss) income	(450)	525
Preferred stock dividend and discount accretion	82	-
Net (loss) income available to common shareholders	$(532)	$525

Basic earnings per common share	$(0.14)	$0.13
Diluted earnings per common share	$(0.14)	$0.13
Book value per common share	$6.80	$6.88
Average common shares outstanding with the effect of grants, options and warrants	3,957,760	4,114,689

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(Unaudited)
(In thousands)

	For the Three Months
	Ended March 31,
	2009	2008

Performance Ratios (annualized)
Return on average assets	(0.43%)	0.57%
Return on average common equity	(6.96%)	7.70%
Average equity to average assets	7.49%	7.42%
Net interest margin	2.95%	3.59%
Efficiency ratio	85.48%	73.60%

Other Ratios
Allowance for credit losses to loans	1.91%	0.98%
Nonperforming to gross loans	4.32%	0.71%
Net charge-offs to average loans	0.06%	0.00%
Tier 1 capital ratio	13.4%	12.3%
Total capital ratio	14.7%	13.3%

Average Balances
Assets	422,140	369,999
Earning assets	401,796	350,331
Loans, gross	269,308	245,958
Interest-bearing liabilities	352,351	303,983
Stockholders' equity	31,624	27,459

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455